Exhibit 99.1

Dermata Therapeutics Provides Corporate Update and Reports Financial Results for the First Quarter 2026

- Dermata announced their Tome Skincare brand for direct-to-consumer (“DTC”) skincare products -

- Dermata plans to launch its first DTC product, the Tome Foundational Treatment, a once-weekly mask to support skin renewal, in the middle of 2026 -

- Raised $2.0 million in net proceeds from it’s at-the-market (“ATM”) financing facility -

SAN DIEGO, CA, May 13, 2026 – Dermata Therapeutics, Inc. (Nasdaq: DRMA; DRMAW) (“Dermata,” or the “Company”), a science-driven leader in dermatologic solutions, today highlighted recent corporate progress and reported financial results for the first quarter ended March 31, 2026.

“Since announcing our strategic pivot in September 2025, we have made meaningful progress toward becoming a direct-to-consumer commercial skincare company,” commented Gerry Proehl, Dermata’s Chairman, President, and CEO. “This pivot represents a significant landmark in our mission to deliver safe, effective, and consumer-friendly skincare products. We continue to build on that foundation during the first quarter of 2026 by advancing development of our initial product, refining our brand strategy, and aligning our operations to support commercialization. We are currently finalizing product packaging, putting the finishing touches on the Tome skincare website and getting ready to initiate consumer use studies to provide clinical data to support our upcoming product launches,” Mr. Proehl continued. “As we look ahead, we remain focused on executing our planned mid-2026 launch of our once-weekly Foundational Treatment for skin renewal that we believe will bring an in-office-like treatment into the hands of consumers. We believe this product launch will position Dermata to deliver long-term value for both consumers and shareholders,” concluded Mr. Proehl.

Corporate Highlights

●	Announced its new skincare brand, Tome. In March 2026, Dermata revealed its new skincare brand, Tome, which aims to introduce professional skincare at home. The Tome skincare line will emphasize products Dermata believes can become the essential foundation of any well-rounded skincare routine. The Company plans to add multiple products to the Tome skincare portfolio that utilize time-tested remedies to simplify skincare routines, first starting with a once-weekly Foundational Treatment for skin renewal.

●	Announced the hiring of Kyra Peckaitis as Vice President of Marketing. In March 2026, Ms. Peckaitis joined the Dermata team to lead its new Tome skincare brand. Prior to joining Dermata, Ms. Peckaitis worked at Coterie helping to build its DTC baby care brand. Ms. Peckaitis brings years of experience in DTC marketing and brand building.

●	Raised $ 2.0 million in net proceeds in Q1 2026. The funds raised during Q1 2026 from the Company’s ATM are expected to help fund Dermata’s operations into the first quarter of 2027.

Anticipated Upcoming Milestones

●	Launch first DTC product, Foundational Treatment, in the middle of 2026. The Company is finalizing packaging for the upcoming launch of its Foundational Treatment. The Company believes the Foundational Treatment can be the base of any skincare routine, designed to renew the appearance of the skin and simplify skincare with a once-weekly application. The Company anticipates being ready to launch the Foundational Treatment in the middle of 2026.

●	Continue to prepare for the launch of a second DTC product. The Company is also working on its second DTC product which is expected to launch after its Foundational Treatment.

First Quarter 2026 Financial Results

As of March 31, 2026, the Company had $6.9 million in cash and cash equivalents, compared to $7.5 million as of December 31, 2025. The $0.6 million decrease in cash and cash equivalents for the quarter ended March 31, 2026, resulted from approximately $2.0 million of ATM financing proceeds which were decreased by approximately $0.1 million from equity financing-related expenses, offset by $2.5 million of cash used in operations. The Company expects its current cash resources to be sufficient to fund operations into the first quarter of 2027.

Research and development expenses were $0.4 million for the quarter ended March 31, 2026, compared to $1.3 million for the quarter ended March 31, 2025. The $0.9 million decrease in research and development expenses was the result of $0.7 million of decreased clinical expenses, $0.1 million of decreased chemistry, manufacturing and controls, or CMC, and non-clinical expenses, as well as $0.1 million of decreased personnel expenses.

Selling, general and administrative expenses were $1.5 million for the quarter ended March 31, 2026, compared to approximately $1.1 million for the quarter ended March 31, 2025. The increase in selling, general and administrative expenses was primarily attributable to $0.2 million in marketing expenses incurred, $0.2 million of increased audit fees, and $0.1 million of increased legal fees.

About Dermata Therapeutics

Dermata Therapeutics is a scientific leader in dermatologic solutions that recently announced a strategic pivot from pharmaceutical development to begin focusing on the development and commercialization of direct-to-consumer skincare solutions. The Company is currently developing a first-of-its-kind skin renewal treatment which incorporates Dermata’s Bioneedle. The Company plans to launch its initial product in the middle of 2026 with additional innovations planned to follow. Dermata is headquartered in San Diego, California. For more information, or to join our mailing list, please visit http://www.dermatarx.com/.

About Tome Skincare

Tome is Dermata’s new skincare line focused on bringing about a new realm of skincare that is powerful, not punishing. Tome in its literal meaning is a large, important, scholarly book. Dermata intends to educate consumers with a brand that tells a skincare story rooted in science and history. Tome will consist of a line of skincare products incorporating its Bioneedle, utilizing Spongilla lacustris, a wild-harvested, freshwater sponge that has evolved over millions of years, as the primary ingredient for consumers that are compelled by history and science to find the most potent products for their skincare routine. Dermata believes its Tome skincare line will simplify existing skincare routines with essential ingredients that deliver results, without harmful extremes. Dermata expects to launch its first product in the middle of 2026 with additional product launches planned to follow. Start your skincare story at www.tomeskincare.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company’s current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors including, but are not limited to, statements related to: Dermata’s shift to prioritize DTC skincare products; the anticipated benefits of Dermata’s strategic shift to prioritize DTC skincare products, including acceleration of its path to commercialization, reduction of regulatory burdens, and expansion into broader consumer markets; the success, cost, and timing of the launch of its planned or future DTC products, including the Foundational Treatment; the expected timing and success of any planned or future DTC product launches; expectations for the success of the Company’s products and their ability to generate revenue for the Company; the Company’s expectations with regard to current cash and cash equivalents and the amount of time it will fund operations; and other factors described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in product development and commercialization. For a discussion of these and other factors, please refer to Dermata’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

DERMATA THERAPEUTICS, INC.

Balance Sheets

In thousands USD	March 31, 2026	December 31, 2025
	(unaudited)
Assets
Cash and cash equivalents	$6,945	$7,522
Prepaid expenses and other current assets	427	342
Inventory	93	-
Total assets	7,465	7,864
Liabilities
Accounts payable	318	461
Accrued liabilities	734	1,180
Total liabilities	1,052	1,641
Equity	6,413	6,223
Total liabilities and equity	$7,465	$7,864

DERMATA THERAPEUTICS, INC.

Statements of Operations

(unaudited)

	Quarter Ended March 31,
In thousands, except share and per share data	2026	2025

Operating expenses
Research and development (1)	$384	$1,281
Selling, general and administrative (1)	1,542	1,058
Total operating expenses	1,926	2,339
Loss from operations	(1,926)	(2,339)
Interest income	79	36
Net loss	$(1,847)	$(2,303)

Net loss per common share, basic and diluted	$(0.48)	$(4.47)
Weighted average common shares outstanding, basic and diluted	3,858,921	515,465

(1) Includes the following stock-based compensation expense
Research and development	$14	$8
Selling, general and administrative	$29	$29

Investor Contact:

Cliff Mastricola

Investor Relations

cmastricola@dermatarx.com